Exhibit 5.1

2, rue Jean Bertholet
L - 1233 Luxembourg
T +352 26 12 29 1
F +352 26 68 43 31	Luxembourg, 31 May 2024

To Altisource Portfolio Solutions S.A.,
33, Boulevard Prince Henri,
L-1724 Luxembourg
(the "Company")

Ladies and Gentlemen,

Altisource Portfolio Solutions S.A. – S-8 Registration Statement – 2024

We have acted as special Luxembourg legal counsel in Luxembourg to Altisource Portfolio Solutions S.A., a public limited liability company (société anonyme), incorporated under the laws of Luxembourg, having its registered office at 33, boulevard Prince Henri, L-1724 Luxembourg, and registered with the Companies Register (Registre de Commerce et des Sociétés) under number B72391, in connection with the S-8 Registration Statement and the filing thereof with the SEC.

This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the S-8 Registration Statement in connection with the amendment of the Plan with a view to increase the number of the Company’s shares of common stock, with USD 1.00 per share each (including the 1,700,000 shares authorized by the Company’s shareholders meeting held on 18 May 2021) (the "Shares") that may be issued under the Plan by an additional 3,300,000 Shares, as resolved upon by the Company’s annual shareholders’ meeting held on 30 May 2024 (the “AGM”).

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. Section headings used in this opinion letter are for ease of reference only and are not to affect its construction or be taken into consideration in its interpretation.

We have taken instructions solely from the Company.

NautaDutilh Avocats Luxembourg S.à r.l. shall not be held liable for any damage relating to the communication of data or documents. NautaDutilh Avocats Luxembourg S.à r.l. is incorporated as a société à responsabilité limitée (private limited liability company) in Luxembourg, with registered office at 2, rue Jean Bertholet L-1233 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 189905, with a share capital of EUR 12,500 and registered with the Luxembourg bar on List V. All services rendered by NautaDutilh Avocats Luxembourg S.à r.l. are subject to the general terms and conditions of NautaDutilh Avocats Luxembourg S.à r.l., which include, amongst other provisions, a limitation of liability clause and can be consulted at www.nautadutilh.com (under "General Conditions") and will be provided free of charge upon request.

This opinion letter is strictly limited to the legal matters stated in it only in relation to the S-8 Registration Statement and may not be read as extending by implication to any legal matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

This opinion letter may be filed as an exhibit to the S-8 Registration Statement and we also consent to the reference to NautaDutilh in the S-8 Registration Statement.

It does not purport to address all matters of Luxembourg law that may be of relevance to the Company with respect to the S-8 Registration Statement.

In rendering the opinions expressed herein, we have exclusively reviewed the Corporate Documents and the Public Records, and we have assumed that the Corporate Documents reflect the reality of the transactions contemplated thereby. We have not investigated or verified any factual matter, whether or not disclosed to us, in the course of our review, and we assume that any such matter is accurate, complete and up-to-date as of the date hereof.

This opinion letter sets out our opinion on certain matters of the laws with general applicability in Luxembourg as at the date hereof and as presently interpreted under published authoritative case law of Luxembourg courts, the General Court and the Court of Justice of the European Union. The opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with Luxembourg law. We do not express any opinion on (i) any taxation matters or taxation consequences relating to the S-8 Registration Statement or any other tax matters, (ii) regulatory compliance with any licensing requirements (in particular under the Financial Sector Act or the Business Licences Act), or (iii) securitization law. We do not undertake to revise, update or amend this opinion letter in connection with or to notify or inform of, any developments and/or changes under Luxembourg law subsequent to the date hereof.

This opinion letter may only be relied upon and our willingness to render this opinion letter is subject to the condition that the Company accepts that any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the below submission to jurisdiction, is governed by Luxembourg law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts of Luxembourg-City, Luxembourg. No person other than NautaDutilh Avocats Luxembourg S.à r.l. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms and not in their French or German terms. Luxembourg legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. There are always irreconcilable linguistic differences between legal terms or concepts in different jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Luxembourg legal concepts described by the same English terms. We accept no liability for such conflicts or inconsistencies.

Assumptions

For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as execution versions of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic;

b.	the Company is not subject to, nor does it meet the criteria to be subject to, any proceedings for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or moratorium or reprieve from payment (sursis de paiement) out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable), judicial reorganisation in the form of a stay to enter into a mutual agreement (sursis en vue de la conclusion d’un accord amiable), judicial reorganisation by collective agreement (réorganisation judiciaire par accord collectif), judicial reorganisation by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), conciliation (conciliation) or protective measures (mesures en vue de préserver les entreprises) and has not been or is not adjudicated bankrupt or been made subject to any other insolvency proceedings (including without limitation administrative dissolution without liquidation proceedings (procédure de dissolution administrative sans liquidation)) under any applicable law or otherwise been limited in its rights to dispose of its assets;

c.	the place of central administration (siège de l'administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Recast Insolvency Regulation) the centre of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and the Company has no establishment (within the meaning of the Recast Insolvency Regulation) outside Luxembourg;

d.	the Articles of Association, and the Public Records of the Company are each true, complete and up-to-date as at the date hereof and at each Relevant Moment and such information has not been materially altered since;

e.	the authorized share capital (“capital autorisé”) as laid down in art.6 of the Articles of association allows for the issue of the Shares (other than the shares held as treasury shares) on the date of this opinion letter; and no internal regulations have been adopted by the Company’s shareholders or board of directors, or any committee which would affect the Resolutions or the Articles of Association, and will be in force at each relevant Moment,

f.	at each Relevant Moment, the Resolutions (as defined in Exhibit B hereto) are and will be in full force and effect and have not been and will not be amended, revoked or declared null and void, and correctly reflect the resolutions taken by the persons authorized to do so, and the factual statements made and the confirmations given in the Resolutions are and will be complete, correct and up-to-date;

g.	none of the directors (administrateurs) of the Company had a conflict of interest regarding the matters covered by the Board Resolutions and none of them has had a conflict of interest with respect thereto since;

h.	all factual matters and statements relied upon or assumed in this opinion letter are and were true and complete on the date of filing of the S-8 Registration Statement (and any document in connection therewith) and the date of this opinion letter;

i.	no provision of law (other than Luxembourg law) would at each Relevant Moment adversely affect or have any negative impact on the opinions we express in this opinion letter;

j.	at each Relevant Moment, each of the assumptions, made in this opinion letter will be true and correct in all aspects by reference to the facts and circumstances then existing.

Opinions

Based upon the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company is validly existing as a public limited liability company (société anonyme) under the laws of Luxembourg.

Shares

2.	Following effectiveness of the S-8 Registration Statement, and subject to receipt by the Company of payment in full for the Shares, as the case may be, as provided for in the Resolutions, and when issued, transferred or allotted, as the case may be and accepted in accordance with the Plan, the Resolutions, the Articles of Association and the laws of Luxembourg, the Shares will be validly issued or allotted, transferred, subscribed for, fully paid up and non-assessable.

Corporate Action

3.	The Company has taken all corporate or other action required by its Articles of Association and Luxembourg law in connection with approving, authorizing and entering into the Plan and the amendments thereto to include an additional 3,000,000 Shares.

Qualifications

The opinions expressed above are subject to the following qualifications:

A.	As Luxembourg lawyers we are not qualified or able to assess the true meaning and purport of the terms of the S-8 Registration Statement under the applicable law and we have made no investigation of such meaning and purport. Our review of the S-8 Registration Statement and of any other documents subject or expressed to be subject to any law other than Luxembourg law has therefore been limited to the terms of such documents as they appear to us on their face.

B.	Corporate documents (including but not limited to a notice of a winding-up order or resolution, notice of the appointment of a liquidator, receiver, administrator, or administrative receiver and mandataire judiciaire or conciliateur under Luxembourg law ) may not be held immediately at the Companies Register or are not subject to be deposited/held at the Companies Register and there may also be a delay in the relevant document to be deposited with the Companies Register or appearing on the file of the Company with the Companies Register, which may therefore be incomplete and/or inaccurate, and the Extract, and the Negative Certificate may not constitute conclusive evidence of the facts reflected therein.

C.	An enquiry with the Companies Register is not capable of conclusively revealing whether or not a winding-up petition or a petition for the making of an administration or bankruptcy order or similar action has been presented or is threatened to be presented; therefore, any reliance on the Negative Certificate should be made with regard to the functionality of the Companies Register.

D.	Any activity by the Company contrary to criminal law as well as any serious violation (contravention grave) by the Company of the provisions of the Luxembourg Commercial Code, of the laws governing commercial companies (including without limitation with respect to any business licence requirement) and of the Financial Sector Act may lead to the liquidation and winding-up of the Company. The assessment of whether any violation of said requirements is serious, is left to the discretion of the courts. For the purpose of this opinion letter, we have not verified whether or not the Company has complied with all requirements of Luxembourg law applicable to the domiciliation of companies.

E.	The term "non-assessable" has no equivalent in the Luxembourg language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.	We express no opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

Yours faithfully,

/s/ Margaretha (Greet) Wilkenhuysen
NautaDutilh Avocats Luxembourg S.à r.l.
Authorized Signatory:
Margaretha (Greet) Wilkenhuysen

Exhibit A
List of Definitions

"Articles of Association"	has the meaning attributed thereto in Exhibit B
"Business Licences Act"	the Luxembourg Act of 2 September 2011 regulating access to the professions of craftsman, trader, industrialist as well as certain liberal professions, as amended
"Companies Register"	the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg)
"Company"

Altisource Portfolio Solutions S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 33, boulevard Prince Henri, L-1724 Luxembourg, and registered with the Companies Register (Registre de Commerce et des Sociétés) under number B72391

"Corporate Documents"	has the meaning attributed thereto in Exhibit B
"Extract"	has the meaning attributed thereto in Exhibit B
"Financial Sector Act"	the Luxembourg Act of 5 April 1993 regarding the financial sector, as amended
"Luxembourg"	the Grand Duchy of Luxembourg
"Luxembourg Commercial Code"	the Luxembourg Commercial Code (Code de Commerce)
"NautaDutilh"	NautaDutilh Avocats Luxembourg S.à r.l.
"Negative Certificate"	has the meaning attributed thereto in Exhibit B

"Plan"

the Altisource Portfolio Solutions S.A. Amended and Restated 2009 Equity Incentive Plan initially adopted on 7 August 2009, as amended on 18 May 2021 to include another 1,700,000 shares in the Company.

"Public Records"	has the meaning attributed thereto in Exhibit B
"Recast Insolvency Regulation"

the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021

"Relevant Moment"	each time when Shares were, or will be, issued, transferred or allotted, as the case may be
"RESA"	the Luxembourg Electronic Register of Companies and Associations (Recueil Electronique des Sociétés et Associations)
"Resolutions"	has the meaning attributed thereto in Exhibit B
"S-8 Registration Statement"	the Company's registration statement Form S-8 filed or to be filed with the SEC on or about the date of this opinion letter
"SEC"	the United States Securities and Exchange Commission

Exhibit B
List of Corporate Documents
and Public Records

List of corporate documents and public records of Altisource Portfolio Solutions S.A.:

1.	an electronic copy of the (restated) articles of association of the Company dated 17 May 2022 (the "Articles of Association");

2.	an electronic copy of the resolutions of the board of directors (administrateurs) of the Company, dated 28 March 2024 (the "Board Resolutions");

3.	an electronic copy of the resolutions of the annual meeting of shareholders of the Company, dated 30 May 2024 (the "AGM Resolutions" and together with the Board Resolutions, the “Resolutions”);

4.	an electronic copy of a certificate of non-registration of judgments, or administrative dissolution without liquidation, issued by the Companies Register for the Company on 31 May 2024 and reflecting the situation of 30 May 2024, and stating that the Company has not been declared bankrupt (en faillite) has not been subject to administrative dissolution without liquidation proceedings (procédure de dissolution administrative sans liquidation) and that it has not applied for reprieve from payment (sursis de paiement) or such other proceedings listed in Article 13, items 4 to 12, 16 and 17 of the Companies Register Act (the "Negative Certificate"); and

5.	an electronic copy of a register extract for the Company issued by the Companies Register dated 31 May 2024 (the "Extract").

The Articles of Association and the Resolutions are collectively referred to as the "Corporate Documents".

The Negative Certificate and the Extract are collectively referred to as the "Public Records".